Exhibit 10.26

February 11, 2021

David Humphrey

Via email:

Dear David:

We are pleased to confirm our offer of employment with Ensysce Biosciences Inc. (the “Company”), in the position of Chief Financial Officer on the terms set forth in this letter agreement (the “Agreement”).

1. Position. As Chief Financial Officer, you shall be responsible for day-to-day finance, fund raising and accounting functions of the Company under the and subject to the direction of the Chief Executive Officer, and restrictions imposed by, the board of directors from time to time. In addition, due to the size and stage of the company you may be asked to participate in other company activities including HR, IR and administrative matters. You agree to devote your full business time and attention to your work for the Company, except as agreed in writing. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2. Salary/Compensation.

(a) It is understood that (i) the Company presently lacks sufficient financial resources to pay salary, bonuses and benefits provided for herein, (ii) that the payment of Base Salary and Benefits described herein is deferred until the receipt of certain defined amounts of additional financing from Third Party Funding Transactions or the passage of time as described below, and (iii) that, as consideration for the risk of non-payment of salary and bonuses, the Company is granting the Restricted Stock Unit (RSU) and “initial salary” described herein.

(b) For purposes hereof, “Third Party Financing Transactions” shall mean one or a combination of the following transactions providing cash financing, during the term of your employment, in the aggregate amount satisfying the applicable Trigger: (x) at least $10 million in sales of common stock or other securities convertible into common stock (including, but not limited to, preferred stock or convertible debt); or (y) entry by the Company into a merger, partnership, joint venture or similar agreements or transactions in which the transaction results in new sources of cash available for use by the Company, including consummation of the Leisure/Ensysce merger.

(c) Until a Third Party Transaction closes, your salary will be $6,000.00 per month.

(d) Following a third party transaction your initial base salary will be $320,000 per year, less applicable withholdings. Your salary will be reviewed from time to time by the Board or its compensation committee, and may be adjusted in the sole discretion of the Board or its compensation committee.

3. Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board or its compensation committee and provided to you. Your annual target performance bonus will initially be equal to 30% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee. For the Year 2021 your cash bonus will be based on your total salary paid if no Trigger occurs, or the full $320,000 base salary if a Trigger occurs within any time in 2021. Generally, you must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus. Your annual target performance bonus, if any, shall be paid to you on or before March 15 of the year following the year to which it relates. Your annual target performance bonus percentage is subject to modification from time to time in the discretion of the Board or its compensation committee.

4. Equity Award. Following the commencement of employment with the Company, and no later than March 1, 2021 and upon approval by the Board of Directors of the Company, you will be granted a Restricted Stock Unit (“RSU”) of 50,000 shares in the merger entity, LACQ, to vest over a 3 year period, with 20,000 vesting on December 15, 2021 and 15,000 vesting on December 15, 2022 and 15,000 vesting on December 15, 2023. Once the contemplated merger transaction closes you will be provided a stock option grant in a quantity representing 1.0% of the merged company’s fully diluted common stock using Treasury Method calculation, under the Company’s newly formed Equity Incentive Plan (the “Plan”). The Options shall be granted at the fair market value of the stock on the date of grant in accordance with the Plan and shall be subject to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.

5. Benefits. You will be eligible to participate in the benefits made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

6. At-Will Employment. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

7. Termination. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from all offices and directorships, if any, then held with the Company or any subsidiary. In the event of termination of your employment with the Company, regardless of the reasons for such termination, the Company shall pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

8. Severance. You shall be eligible for the severance benefits described in this Section 8.

(a) In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”), then, in addition to the Accrued Obligations, subject to your obligations below, you shall be entitled to receive an amount equal to six (6) months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described below (the “Severance Pay”).

(b) The Severance Pay is conditional upon (i) your continuing to comply with your obligations under your PILA during the period of time in which you are receiving the Severance Pay; (ii) your delivering to the Company an executed separation agreement and general release of claims in favor of the Company, in a form attached hereto as EXHIBIT A, within the time period set forth therein, which becomes effective in accordance with its terms, which shall be no later than sixty (60) days following your Separation from Service (the “Release”). The Severance Pay will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the sixtieth (60th) day following your Separation from Service, the Company will pay you in a lump sum the amount of the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day, with the balance of the Severance Pay being paid as originally scheduled.

(c) “Cause” for purposes of your Severance Pay means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation this Agreement and your PIIA.

(d) “Good Reason” for purposes of your Severance Pay means the occurrence at any time of any of the following without your prior written consent: (i) a material reduction in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) a material reduction in your base salary; or (iii) any willful failure or willful breach by the Company of any of its material obligations under this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. In order to terminate your employment under this Agreement for Good Reason, you must (1) provide written notice to the Company within ninety (90) days of the first occurrence of the events described above, (2) allow the Company at least thirty (30) days from such receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all position you then hold with the Company effective not later than the one-hundred eightieth (180th) day after the initial occurrence of such event.

9. Change in Control. If your Involuntary Termination occurs within one (1) month prior to, or twelve (12) months following a Change in Control (as defined in the Plan), the vesting of all of your outstanding equity awards (including the Options) that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such Involuntary Termination (or Change in Control, if later).

10. Taxes: All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you.

(a) Section 409A. The Severance Pay provided in this Agreement is intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of Severance Pay is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Pay is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-l(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Pay shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee”, all amounts of Severance Pay will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

(b) Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 10(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 10(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Other. As a condition of employment, you must read, sign and comply with the Company’s Proprietary Information and Invention Assignment Agreement (“PIIA”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Further, if requested by the Company, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company. If the Company desires that you complete a background check, you will be required to give your consent for the Company, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.

12. Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this Agreement and returning it to us not later titan February 15, 2021. This Agreement, together with your PIIA, sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified in any way except in a writing signed by the Company’s Chief Executive Officer (or another duly authorized officer of the Company) upon due authorization by the Board or its compensation committee and you. It shall be governed by California law, without regard to principles of conflicts of laws.

Sincerely,

/s/ Lynn Kirkpatrick

Lynn Kirkpatrick,

Chief Executive Officer

ACCEPTED AND AGREED:

/s/ David Humphrey

David Humphrey

2-11-21

Date